Exhibit 10.1

GenMark Diagnostics, Inc. 5964 La Place Court Carlsbad, CA 92008	Tel 1 800 373 6767 Fax 1 760 448 4301 www.genmarkdx.com

March 23, 2012

Richard Slansky

13973 Carriage Rd.

Poway, CA 92064

Dear Richard:

Clinical Micro Sensors, Inc, d.b.a. GenMark Diagnostics, Inc. (“GenMark Dx”) is pleased to offer you employment in the position of Chief Financial Officer, reporting directly to Hany Massarany, President and CEO, with a start date of April 23, 2012.

Your annual gross salary will be $280,000 to be paid on a bi-weekly basis in keeping with GenMark Dx’s standard payroll practices and procedures. In addition, you will be eligible to participate in the GenMark Dx performance incentive bonus program with a potential variable earning opportunity of 50% of your base salary.

We are also pleased to inform you that you will be granted the equivalent value of 125,000 GenMark Diagnostics, Inc. stock options – to be provided via a combination of stock options and restricted common stock – subject to board approval and blackout windows. The shares will be granted at the closing price on the date of grant.

Additionally, you will be provided a severance provision of six months’ base salary continuation, including health care and benefits coverage, in the event you are terminated by GenMark Dx for any reason other than Cause. You will be provided a severance provision of 12 months’ base salary continuation, including health care and benefits coverage if (a) your duties or responsibilities as Chief Financial Officer are materially reduced; (b) you are terminated without Cause within the 12 months following the appointment of a new CEO; or (c) you are terminated without Cause within the six months preceding or 12 months following a Change in Control. As a member of the GenMark Dx Senior Leadership Team, you will also be eligible for accelerated vesting upon a Change in Control, per GenMark Dx’s “Amendment of Stock Option Agreement.”

You will be entitled to participate in the benefit plans offered by GenMark Dx, subject to the eligibility requirements, terms and conditions of those plans. The benefits offered at this time include 15 vacation days, holiday pay, life insurance, health insurance, disability insurance and a 401k plan, in accordance with GenMark Dx policies and subject to the company’s right to modify, add, and delete any benefit plan.

You understand and agree that during your employment you are required to comply with GenMark Dx’s policies and procedures.

-continued-

Slansky Offer

In making you this offer, we relied on your representation that you are not bound by any non-compete or non-solicitation provision that would prevent or restrict you from carrying out your job responsibilities for GenMark Dx. You also promise and represent that you will not bring with you to GenMark Dx, or use while employed by the Company, any confidential or trade secret information of a previous employer.

In addition, as a condition of accepting this offer, you are also agreeing that you have reviewed and signed the Confidentiality and Non-Disclosure Agreement.

Employment with GenMark Dx is “employment at will.” This means that your employment is not for a designated period of time and that either you or GenMark Dx can terminate the employment at any time, with or without cause. The at-will nature of this employment relationship cannot be changed except by an express written agreement signed by the Chairman of GenMark Dx. The other terms of this offer of employment may not be amended without an express written agreement signed by both parties.

This job offer is also contingent upon successful completion of a post offer background check.

Please sign the acceptance below to formally accept this offer of employment.

Congratulations and we look forward to welcoming you to the GenMark Dx team during this very exciting phase of our company’s transformation!

Sincerely,

/s/ Jennifer Williams
Jennifer Williams SVP Global Operations & Human Resources

By accepting, I agree to all terms of this offer and the Confidentiality and Non-Disclosure Agreement.

/s/ Richard Slansky	3/23/2012
Richard Slansky	Date